Exhibit 4.2

September 19, 2013

Consent of Independent Auditor

We consent to the reference to our firm and to the use of our report dated October 4, 2012, with respect to the consolidated financial statements of Fission Energy Corp. incorporated by reference in the Registration Statement (Form F-8) of Denison Mines Corp. and related Offer to Purchase and Circular dated September 19, 2013 for the purchase of all of the common shares of Rockgate Capital Corp.

/s/ Ernst & Young LLP
Ernst & Young LLP